EXHIBIT I




                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

                                      INDEX

INDEPENDENT AUDITORS' REPORT                                                   1

CONSOLIDATED BALANCE SHEETS                                                    2

CONSOLIDATED STATEMENTS OF OPERATIONS                                          3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY                                 4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                          5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                6 - 25

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
POWER EXPLORATION, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of POWER EXPLORATION, INC. AND SUBSIDIARIES as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of POWER EXPLORATION, INC. AND SUBSIDIARIES as of September 30, 1998 and 1997 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       /s/
                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
October 30, 1998

Except for Note 15(a)  through  (e) as to which the date is January 11, 1999 and
 Note 15(f) through (u), as to which the date is November 22, 1999


                                     POWER EXPLORATION, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEET
                                                   SEPTEMBER 30,


       ASSETS                                                   1998                       1997
  CURRENT ASSETS
     Cash                                                $    129,901                $    95,444
     Accounts Receivable                                       11,477                     35,482
     Receivable - Related Party                               121,253                         -
     Inventory                                                352,462                    553,154
     Prepaid Expenses                                         123,542                      9,229
                                                            ---------                 ----------
         Total Current Assets                                 738,635                    693,309
                                                            ---------
  OILAND GAS PROPERTIES,  FULL COST METHOD
     Properties being amortized                             5,396,496                  5,050,000
     Properties not subject to amortization                 1,312,505                  1,510,871
                                                            ---------              -------------
                                                            6,709,001                  6,560,871
     Less: Accumulated depreciation, depletion
              and amortization                               (5,220)                        (826)
                                                        ------------               -------------
         Net Oil and Gas Properties                        6,703,781                   6,560,045
                                                           ---------
  PROPERTY AND EQUIPMENT, Net of Accumulated
   Depreciation of $46,037 and $12,634                      250,774                      228,706
                                                           ---------                ------------

  OTHER ASSETS                                               13,846                       77,449
                                                           ---------                ------------
         TOTAL ASSETS                                   $ 7,707,036                  $ 7,559,509
                                                        ============                ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES

     Accounts Payable and Accrued Expenses             $    416,217                $    100,707
     Customer Deposits                                      110,000                     107,300
     Advances Payable                                        22,500                         -
     Debentures Payable, net of unamortized discount
       of $7,692 and $130,500                               242,308                     652,500
     Notes Payable                                          900,000                         -
     Notes Payable - Related Party                           50,000                   1,310,000
                                                        -----------                 -----------
         Total Liabilities                               1,741,025                    2,170,507
                                                        -----------                 -----------
  STOCKHOLDERS' EQUITY

     Common Stock, $.02 par value; 50,000,000 shares
       Authorized, 11,060,925 and 7,721,553 shares
       issued and outstanding, respectively                221,218                      154,431
     Additional Paid-in Capital                         10,415,872                    7,209,833
     Accumulated Deficit                                (4,671,079                   (1,975,262)
                                                        ----------                 ------------
         Total Stockholders' Equity                      5,966,011                    5,389,002
                                                        ----------                 ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 7,707,036                  $ 7,559,509
                                                        ==========                =============



   The Accompanying Notes are an Integral Part of These Financial Statements.


                                     POWER EXPLORATION, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF OPERATIONS
                                         FOR THE YEARS ENDED SEPTEMBER 30,


                                                                 1998                              1997
REVENUE
     Oil and Gas Sales                                       $    47,138                       $    22,714
     Equipment Sales                                             398,970                            90,000
                                                           -------------                       -----------
COST OF REVENUE                                                  446,108                           112,714

     Lease Operating                                             228,632                            52,294
     Production Taxes                                              1,949                             1,052
     Depreciation, Depletion and Amortization                      4,394                               826
     Cost of Equipment Sales                                     290,062                           102,602
                                                           -------------                       -----------
                                                                 525,037                           156,774
                                                           -------------                       -----------
GROSS PROFIT                                                     (78,929)                          (44,060)
                                                            -------------                       -----------
EXPENSES
     General and Administrative                                2,171,255                           547,173
     Interest Expense                                            445,633                            70,295
                                                            -------------                       -----------
TOTAL EXPENSES                                                 2,616,888                           617,468
                                                            -------------                       -----------
LOSS BEFORE OTHER INCOME AND
 PROVISION FOR INCOME TAXES                                   (2,695,817)                         (661,528)

OTHER INCOME                                                           -                             2,567

LOSS BEFORE PROVISION FOR INCOME TAXES                        (2,695,817)                         (628,961)

PROVISION FOR INCOME TAXES                                            -                                  -

NET LOSS                                                     $(2,695,817)                       $( 628,961)

LOSS PER SHARE                                               $      (.26)                       $     (.17)
                                                          ===============                     ===============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                 10,435,748                         3,720,412





      The Accompanying Notes are an Integral Part of These Financial Statements.


                                               POWER EXPLORATION, INC. AND SUBSIDIARIES
                                             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                            FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997




                                                                                  Additional
                                                      Common Stock                 Paid-In           Accumulated
                                                 Shares            Amount           Capital            Deficit            Total
                                               ----------         --------        ------------        -----------      -----------
Balance - September 30, 1996                   1,886,851        $ 1,301,951     $       -            $(1,305,780)        $(3,829)

Adjustment to Par Value                            -             (1,264,214)        1,264,214               -               -
Issuance of Shares for Oil
 Retrieval Systems, Inc.                       2,500,000             50,000           280,000               -            330,000
Issuance of Shares for Oil
 Seeps, Inc.                                     400,000              8,000         1,192,000               -          1,200,000
Adjustment to Record Subsidiaries                  -                   -               46,213           (40,521)           5,692
Issuance of Shares for Properties              2,000,000             40,000         3,710,000               -          3,750,000
Issuance of Shares in Conversion of Debt         434,702              8,694           458,306               -            467,000
Adjustment for Discount on Bonds                   -                   -              (93,400)              -            (93,400)
Issuance of Shares for Services                  500,000             10,000           352,500               -            362,500
Net Loss                                           -                   -                -              (628,961)        (628,961)
                                              -----------         ----------       -----------        ----------        -----------
Balance - September 30, 1997                   7,721,553            154,431         7,209,833        (1,975,262)       5,389,002

Issuance of Shares for Services                1,100,000             22,000           665,500               -            687,500
Issuance of Shares in Conversion of Note
  Payable                                      1,000,000             20,000         1,323,381               -           1,343,381
Issuance of Shares in Conversion of
   Debentures                                  1,239,372             24,787           696,803               -             721,590
Issuance of Warrants                               -                   -              520,355               -             520,355
Net Loss                                           -                   -                -            (2,695,817)       (2,695,817)
                                              -----------         ----------       -----------        ----------        -----------
Balance - September 30, 1998                  11,060,925         $  221,218      $ 10,415,872       $(4,671,079)       $ 5,966,011
                                              ===========         ==========       ===========        ==========        ===========



     The Accompanying Notes are an Integral Part of These Financial Statements.


                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                        FOR THE YEARS ENDED SEPTEMBER 30,

                                                                                 1998                     1997
CASH FLOWS FROM OPERATING ACTIVITIES
         Net Loss                                                         $ (2,695,817)             $ ( 628,961)

Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
         Interest Expense                                                      290,233                     -
         Bad Debt Expense                                                       47,180                     -
         Depreciation,  Depletion  and  Amortization                            37,797                   13,460
         Amortization  of Loan Fees                                            187,065                     -
         Amortization of Discount Bonds Payable                                 72,791                   93,400
         Write-Down of Inventory                                               127,380                     -
         Issuance of  Shares  for  Services                                    708,205                  362,500
        (Increase)  in  Receivables                                            (23,175)                 (35,482)
        (Increase)  in Receivable - Related Party                             (121,253)                    -
        (Increase) Decrease in Inventory                                        73,312                 (223,154)
        (Increase) in Prepaid  Expenses                                         (4,358)                  (9,229)
        Increase in Accounts  Payable and Accrued Expenses                     397,498                  100,707
        Increase in Customer Deposits                                            2,700                  107,300
        Increase (Decrease) in Advances Payable                                 22,500                  (11,747)
                                                                        --------------             --------------
                  Net Cash (Used) in Operating Activities                     (877,942)                (231,206)
                                                                        --------------             --------------
CASH FLOWS FROM INVESTING ACTIVITIES
         Sale of Oil and Gas Properties                                        200,000                       -
         Cost of Oil and Gas Properties                                       (348,130)                (310,871)
         Purchase of Property and Equipment                                    (55,471)                (241,340)
         Adjustment for Acquisition of Subsidiaries                                 -                    (9,057)
                                                                        --------------             --------------
                  Net Cash (Used) in Investing Activities                     (203,601)                (561,268)

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from Borrowings                                             1,050,000                   80,000
         Repayment of Borrowings                                               (110,000)                 (70,000)
         Net Proceeds from Sale of Debentures                                   176,000                  870,000
                                                                        --------------             --------------
                  Net Cash Provided by Financing Activities                   1,116,000                  880,000
                                                                        --------------             --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                        34,457                   87,526

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                               95,444                       7,918
                                                                        --------------             --------------
CASH AND CASH EQUIVALENTS - SEPTEMBER 30,                                     129,901                $    95,444
                                                                        ===============            =============
CASH PAID DURING THE YEAR FOR
         Interest Expense                                               $       4,581                       -
         Income Taxes                                                              -                        -




      The Accompanying Notes are an Integral Part of These Financial Statements.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS

         The Company is engaged primarily in the fields of acquisition, development, exploration for and sale of oil and gas, and the construction and sale of oil and gas extraction equipment.

         BASIS OF CONSOLIDATION

          The consolidated financial statements include the accounts of Power Exploration, Inc. ("Power", formerly Titan Energy Corp., Inc.) and its 100% owned subsidiaries, Oil Retrieval Systems, Inc. ("ORS"), acquired May 16, 1997 and Oil Seeps, Inc. ("OSI") acquired June 17, 1997. Accordingly, all references herein to Power or the "Company" include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

         INVENTORY

         Inventory, consisting of parts and materials used in the construction of oil extraction equipment, are stated at the lower of cost or market, cost being determined by the average cost method.

         OIL AND GAS PROPERTIES

         The Company follows the full cost method of accounting for oil and gas property acquisition, exploration, development, and production.

         CAPITALIZATION POLICIES: All oil and gas property acquisition, exploration, and development costs are capitalized as incurred. There were no internal costs directly attributable to such activities. Net capitalized costs of unproved property and exploration well costs are reclassified as proved property and well costs when related proved reserves are found. Costs to operate and maintain wells and field equipment are expensed as incurred.

         AMORTIZATION POLICIES: Except for cost of (1) unevaluated, unproved properties and (2) major development projects in progress, all capitalized oil and gas property costs, net of prior accumulated amortization, are amortized by country using the unit-of-production method based on proved reserves. The amortization base includes estimated future costs to develop proved reserves and estimated future dismantlement, reclamation, and abandonment costs, net of equipment salvage values.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         IMPAIRMENT POLICIES: Costs not being amortized are periodically assessed for impairment. Any impairment is added to the amortization base. Net capitalized costs of oil and gas properties, less related deferred income taxes are limited, by country, to the sum of (1) future net revenues (using prices and cost rates as of the balance sheet date) from proved reserves and discounted at ten percent per annum, plus (2) costs not being amortized, less (3) related income tax effects. Excess costs are charged to proved property impairment expense.

         SALES AND RETIREMENTS POLICIES: No gain or loss is recognized on the sale of oil and gas properties unless nonrecognition would significantly alter the relationship between capitalized costs and remaining proved reserves for the affected amortization base. When gain or loss is not recognized, the amortization base is reduced by the amount of sales proceeds.

         REVENUE RECOGNITION

         Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Natural gas revenues are generally recognized under the entitlements method of accounting for gas imbalances, i.e., monthly sales quantities that do not match the Company's entitled share of joint production. Entitled quantities in excess of sales quantities are recorded as a receivable from joint venture partners. The receivable is carried at the lower of current market price or the market price at the time the imbalance occurred. Sales quantities in excess of entitled quantities are recorded as deferred revenue carried at the gas market price received at the time the imbalance occurred.

         HEDGING

         The Company may enter into derivative contracts to hedge the risk of future oil and gas price fluctuations. Such contracts may either fix or support oil or gas prices or limit the impact of price fluctuations with respect to the Company's sales of oil and gas. Gains and losses on such hedging activities are recognized in oil and gas revenues when the hedged production is sold. Hedged oil and gas prices used in computing the year-end standardized measure of discounted future net cash flows relating to proved oil and gas reserves reflect the estimated effects of hedging contracts existing at year end.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting date. Actual results could differ from those estimates.

         DEPRECIATION AND AMORTIZATION

         Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives.

         The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, accounts payable and short-term debt. The carrying amounts of cash, accounts receivable, accounts payable and short-term debt approximate fair value due to the highly liquid nature of these short term instruments.

         LONG-LIVED ASSETS

         Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount of fair value less cost to sell.

         INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         CONCENTRATION OF CREDIT RISK

         The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

         PER SHARE OF COMMON STOCK

         Per share amounts have been computed based on the average number of common shares outstanding during the period.

         In February 1997, the Financial Accounting Standards Board issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period EPS data presented has been restated to conform with the provisions for SFAS No. 128.

         Potential common stock has been excluded from the computation of earnings per share since the inclusion of options and warrants would be antidilutive.

         IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the Financial Accounting Standards Board issued a new statement titled "Reporting Comprehensive Income" (SFAS No. 130). This statement is effective for both interim and annual periods beginning after December 15, 1997. This statement uses the term "comprehensive income" to describe the total of all components of comprehensive income, including net income. This statement uses the term "other comprehensive net income" to refer to revenues, expenses, gains or losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income.

         The impact of SFAS No. 130 in the financial statements, had it been adopted as of September 30, 1998 and 1997, is not applicable, since the Company had no other comprehensive income.

NOTE 2 - INVENTORY

         Inventory at September 30 consists of the following:

                                             1998                1997
                                             ----                ----
         Raw Material              $       225,604           $  414,946
         Work in Process                   126,858              138,208
                                           -------              -------
                                  $        352,462           $  553,154
                                           =======              =======

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 3 -  PROPERTY AND EQUIPMENT

         Property and equipment at September 30 consist of the following:

                                                    1998             1997
                                                    ----             ----
         Shop Equipment                       $    30,852               -
         Furniture and Office Equipment            22,887           11,340
         Machinery                                243,072          230,000
                                                  -------          -------
                                                  296,811          241,340
         Less Accumulated Depreciation             46,037           12,634
                                                  -------           ------
         PRoperty and Equipment - Net        $    250,774          228,706
                                                  =======          =======

         Depreciation Expense Recorded in
          The Statement of Operations        $     33,403          12,634
                                                   ======          ======

NOTE 4 - OIL AND GAS PROPERTIES NOT SUBJECT TO AMORTIZATION

         The Company's oil and gas properties are located in the United States and Australia. Amortization expense was $1.07 and $0.62 per Bbl production during the years ended September 30, 1998 and 1997, respectively.

         The $1,312,505 and $1,510,871 cost of unproved oil and gas leases held at September 30, 1998 and 1997, respectively, have been excluded in computing amortization of the full cost pool.

         Costs excluded from amortization consist of the following at September 30:

                                          1998               1997
                                          ----               ----
         Acquisition Costs           $  1,200,000        $ 1,510,871
         Exploration Costs                112,505               -
                                     ------------        ------------
                                     $  1,312,505        $ 1,510,871
                                     ============        ============

         All excluded costs at September 30, 1998 are located in Australia.

         At September 30, 1998, a determination cannot be made about the extent of oil reserves that should be classified as proved reserves for this prospect. Consequently, the associated property costs and exploration costs have been excluded in computing amortization of the full cost pool. The Company estimates that amortization of these costs will begin during the calendar year 1999.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998



NOTE 5 - PARTICIPATION AGREEMENT

         The  Company  had  entered  into  a  participation   agreement  in  the
         development of the Revilo Glorieta Unit situated in Scurry County, Texas. Under this agreement, the Company received an 18% net revenue interest in the property, with no liability for expenses except as described below. The agreement was effective January 15, 1997 and was terminated by the Company during the year ended September 30, 1998.

         The agreement called for the Company to furnish three oil retrieval systems to facilitate production on the property in order to earn its 18% net revenue interest. The Company bore no expense in the operation of the units, except to provide maintenance expense on the equipment.

NOTE 6 -                   NOTES PAYABLE

         Notes payable at September 30 consist of the following:

                                                                            1998             1997
                                                                            ----             ----
         a)       Note Payable - Related Party                         $   50,000       $       -
         b)       Note Payable - Bank of Commerce                         100,000               -
         c)       Note Payable - Business Exchange Investments, Inc.      250,000               -
         d)       Note Payable - Dallas Cady Family, LLP                   50,000               -
         e)       Note Payable - Benchmark Equity Group, Inc.             500,000               -
         f)       Note Payable - Related Party                                -             10,000
         G)       NOTE PAYABLE - RELATED PARTY                                -          1,300,000
                                                                     -------------       ----------
                                                                        $ 950,000      $ 1,310,000
                                                                     =============       ==========


         a) The Company is indebted to M.O. Rife IV under terms of a promissory note dated April 7, 1998 in the amount of $50,000. Mr. Rife is the son of a principal stockholder of the Company. Terms of the note provide for interest at a rate of 12% per annum, with an original maturity date of October 6, 1998. The maturity date of the note has been extended to January 31, 1999.

         b) The Company is indebted to the Bank of Commerce under terms of a promissory note dated July 29, 1998 in the amount of $100,000. Terms of the note provide for interest at a rate of 9.5% per annum, with an original maturity date of August 27, 1998. The note has been verbally extended and was paid in full on October 22, 1998. The note has been guaranteed by a principal stockholder of the Company.

         c) The Company is indebted to Business Exchange Investment, Inc. under terms of a promissory note dated September 15, 1998. Terms of the note provide for interest at a rate of 10% per annum with a maturity date of January 15, 1999. The note is collateralized by 100% of the shares of OSI (see Note 1).

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 6 - NOTES PAYABLE (continued)

         d) The Company is indebted to Dallas Cady Family , LLP under terms of a promissory note dated September 15, 1998 in the amount of $50,000. Terms of the note provide for interest to be paid in the form of 80,000 common stock purchase warrants with an exercise price of $1.00 per share. The warrants have been valued at $44,160. The maturity of the note is January 15, 1999.

         e) The Company is indebted to Benchmark Equity Group, Inc. under terms of a line of credit promissory note dated May 7, 1998 in the amount of $500,000. Outstanding advances bear interest at 12% per annum commencing July 1, 1998. The maturity date is October 7, 1998. At September 30, 1998, $500,000 is outstanding under the note. The note is payable in shares of common stock of the Company at a price of $1.00 of debt per share. The note was paid through the issuance of 500,000 common shares on October 7, 1998.

         f) At September 30, 1997, the Company was indebted to a stockholder for $10,000 unpaid principal on an $80,000 promissory note. This amount was repaid on November 1, 1997.

         g) At September 30, 1997, the Company was indebted to the same stockholder as in item (f) above under terms of a promissory note in the amount of $1,300,000, dated June 11, 1997. The note was due on November 11, 1997. The Company defaulted on payment of the note and the note was satisfied through the issuance of 1,000,000 shares of the Company's common stock, which had been held in trust as collateral.

NOTE 7 - DEBENTURES PAYABLE

         a) During July and August  1997,  the Company  sold  $1,250,000  of 12%
         Convertible  Debentures,   in  accordance  with  Regulation  D  of  the
         Securities Act of 1933, for net proceeds of $870,000.

         The debentures bore interest at 12% per annum and were due and payable on July 31, 1998, if not converted earlier. Interest was payable quarterly.

         The principal amount of the debentures is convertible at the holders option anytime 28 days after the closing date into shares of the Company's common stock at a conversion price for each share of Company common stock equal to the lower of (a) 80% of the closing bid price of the common stock for the business day immediately preceding the date of receipt by the Company and notice of conversion or (b) 80% of the average of the closing bid price of the common stock for the 5 business days immediately preceding the closing date.

         Costs of $130,000 incurred in connection with the issuance of these debentures are being amortized over the life of the debentures. Unamortized issuance costs are charged to additional paid-in capital as debentures are converted into common stock.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 7 -                   DEBENTURES PAYABLE (continued)

         As of September 30, 1997, $467,000 principal amount of debentures had been converted into 434,702 shares of common stock.

         During the year ended September 30, 1998, the remaining $783,000 principal amount of debentures was converted into 1,239,372 shares of common stock.

         Accrued interest of $38,607 has been included in the above conversions.

         b) On October 22, 1997, the Company sold $250,000 of 12% Convertible Debentures in accordance with Regulation D of the Securities Act of 1933, for net proceeds of $176,000. Conversion terms are similar to those of the debentures described in (a) above.

         The Company and the buyer of the debenture were in disagreement concerning the validity of the debenture. On October 29, 1998, the parties reached an agreement. The agreement provides that the buyer will remit an additional amount of $150,000 to the Company. The Company will then issue 650,000 shares of common stock to convert the total advances of $400,000, plus all accrued interest, into equity. This conversion occurred on October 30, 1998.

NOTE 8 - WARRANTS

         At September 30, 1998, the Company had the following common stock purchase warrants outstanding:

         a) 100,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at any time on or before August 31, 2002 at an exercise price of $2.50 per share (subject to customary anti-dilution adjustments). The exercise price exceeded the market price of the underlying common stock on the date of issuance. The warrants were issued in connection with the placement of the debt described in Note 7(a).

         b) 80,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at any time on or before August 31, 2003 at an exercise price of $1.00 per share (subject to customary anti-dilution adjustments). The warrants were issued in connection with the debt described in Note 6(d) and have been valued at $44,160.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 8 - WARRANTS (continued)

         c) 425,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at any time on or before October 31,2003 at an exercise price of $1.00 per share (subject to customary anti-dilution adjustments). The warrants were issued as a fee in connection with the debt described in Note 6(e) and have been valued at $234,600.

         d) 75,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at any time on or before October 31, 2003 at an exercise price of $2.50 per share (subject to customary anti-dilution adjustments). The warrants were issued as a fee in connection with the debt described in Note 6(e) and have been valued at $103,575.

         e) 20,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at any time on or before June 1, 2003 at an exercise price of $2.50 per share (subject to customary anti-dilution adjustments). The warrants were issued as payment for a consulting agreement and have been valued at $27,620.

         f) 100,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at anytime on or before June 1, 2003, at an exercise price of $1.00 per share (subject to customary anti-dilution adjustments). The warrants were issued as payment of interest on a $100,000 note and have been valued at $55,200.

         g) 100,000 warrants, each of which entitles the registered holder thereof to purchase one share of Common Stock, exercisable at anytime on or before June 1, 2003, at an exercise price of $1.00 per share (subject to customary anti-dilution adjustments). The warrants were issued as payment for a consulting agreement and have been valued at $55,200.

         The warrants issued do not confer upon the holders thereof any voting or other rights of a stockholder of the Company.

         The warrants described in items (b) through (g) above are subject to a "cashless exercise" provision (the "warrant exchange").

         In connection with any Warrant Exchange, the Holder's Warrant certificate shall represent the right to subscribe for an acquire (I) the number of Warrant Shares (rounded to the next highest integer) equal to (A) the number of Warrant Shares specified by the Holder in its Notice of Exchange (the "Total Share Number") less (B) the number of Warrant Shares equal to the quotient obtained by dividing (i) the product of the Total Share Number and the existing Exercise Price (as defined) per Share by (ii) the Market Price (as defined) of a share of Common Stock.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 9 - INCOME TAXES

         The components of the provision for income taxes is as follows:

                                                      SEPTEMBER 31,
                                                  1998                1997
                                               -----------         -----------
         Current Tax Expense
                  U.S. Federal                 $     -              $     -
                  State and Local                    -                    -
                                               -----------         -----------
         Total Current                               -                    -
                                               -----------         -----------
         Deferred Tax Expense
                  U.S. Federal                       -                    -
                  State and Local                    -                   -
                                               -----------         -----------
         Total Deferred                              -                   -
                                               -----------         -----------
         Total Tax Provision From
             Continuing Operations            $      -             $     -
                                               ===========         ===========

         The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                           1998         1997
                                                           ----         ----

         Federal Income Tax Rate                          (34.0)%     (34.0)%
         Deferred Tax Charge (Credit)                        -           -
         Effect of Valuation Allowance                     34.0%       34.0%
         State Income Tax, Net of Federal Benefit            -           -
                                                         ---------    --------
         Effective Income Tax Rate                          0.0%        0.0%
                                                         =========    ========

         At September 30, 1998, the Company had net carryforward losses of approximately $3,287,000. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at September 30 are as follows:

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 9 - INCOME TAXES (continued)

                                                               SEPTEMBER 30,
                                                         1998           1997
                                                       ---------       -------
         Deferred Tax Assets (Liabilities):
         Loss Carryforwards                          $ 1,118,000   $   427,000
         Consulting Fees                                 110,000       123,000
         Exploration Costs                          (     28,000)          -
         Depreciation                               (     19,000)      (7,000)
         LESS:  VALUATION ALLOWANCE                   (1,181,000)    (543,000)
                                                     -----------     ----------
         NET DEFERRED TAX ASSETS (LIABILITIES)      $       -      $       -
                                                     ===========     =========


         Net operating loss carryforwards expire in 1999 through 2012. Per year availability of losses incurred prior to October 1, 1997 of approximately $675,000 is subject to change of ownership limitations under Internal Revenue Code Section 382.

         Expiration dates of net operating loss carryforwards are as follows:

         September 30,     1999                  $    351,000
                           2000                        72,000
                           2001                        89,000
                           2002                         8,000
                           2003                        18,000
                           2005                         5,000
                           2007                        65,000
                           2009                        16,000
                           2010                         3,000
                           2011                        28,000
                           2012                       303,000
                           2018                     2,329,000
                                                     ---------
                                                  $ 3,287,000

NOTE 10 - RELATED PARTY TRANSACTIONS

         During the year ended September 30, 1998:

          a)The Company issued a promissory note to the son of a principal stockholder in the amount of $50,000. (See Note 6(a)).

          b)A principal  stockholder  guaranteed the Bank of Commerce promissory note in the amount of $100,000. (See Note 6(b)).

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

         c) The Company issued a promissory note to a Trust, one of the beneficiaries of which is an officer of the Company, in the amount of $100,000. This note has been repaid as of September 30, 1998. 100,000 Common Stock purchase warrants were issued as payment of interest on the note. (See Note 8(f)).

         d) The Company acquired an option to purchase Rife Oil Properties, Inc., a principal stockholder of the Company. The option is for a one year period commencing September 1, 1998. The price to be paid for Rife Oil Properties, Inc., should the Company exercise the option, shall be 3,000,000 shares of Company Common Stock.

         e) The Company occupies space in facilities leased by the stockholder mentioned above. The Company pays rent to the stockholder in the amount of $2,000 per month. The space is rented on a monthly basis.

         f) The stockholder mentioned above has pledged 5,500,000 shares of common stock of the Company as collateral for the Benchmark note described in Note 6(e).

During the year ended September 30, 1997:

         g) The Company purchased the Corsicana Field Prospect in Navarro County, Texas from a stockholder. The purchase price was 2,000,000 shares of common stock and a promissory note in the amount of $1,300,000.

         h) The Company was indebted to the same stockholder in the amount of $10,000, on a note dated January 18, 1997. This note had an initial principal amount of $80,000.

         i) The Company occupies space in facilities leased by the same stockholder. No rent was paid on this space through September 30, 1997.

         Where possible, the Company prefers to have Rife Oil Properties, Inc. act as operator of the oil and natural gas properties and prospects in which it owns an interest.

          M.O. Rife III, the Company's Chairman, owns 100% of Rife Oil Properties, Inc., and Rife Oil Properties, Inc. is one of the Company's major stockholders. As mentioned in item (d) above, and also in Note 12(e), the Company has an option to acquire Rife Oil Properties, Inc.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 11 - CONSULTING AGREEMENTS

         The Company has entered into various cancelable consulting agreements with third parties. Compensation for services provided under these agreements has been paid in either Common Shares or Common Share Purchase Warrants of the Company. During the year ended September 30, 1998, the Company issued 1,100,000 shares of Common Stock, valued at $687,500, and 120,000 Common Share Purchase Warrants, valued at $82,820.

         During the year ended September 30, 1997, the Company issued 500,000 shares of Common Stock, valued at $362,500, in payment of consulting agreements.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         a) The Company has entered into various non-cancelable operating lease agreements for office and warehouse space and equipment.

                  1) Warehouse facilities located in Fort Worth, Texas. The lease term expires on September 30, 1999 and the Company has an option to review the lease for a two year period.

                  2) Office facilities located in San Antonio, Texas. The lease term expires on November 30, 1998.

                  3) Office facilities located in Tyler, Texas. The lease term expires on January 31, 2000.

                  4) Office facilities located in Tyler, Texas. The lease term on January 31, 1999.

                  5) Various office equipment leases expiring at various times through June 25, 2003.

            Future minimum lease payments under the lease agreements for each of the years ended September 30 are as follows:

            1999                                $   98,485
            2000                                    29,209
            2001                                    17,421
            2002                                     7,805
            2003                                     3,048
                                                 ------------
            TOTAL MINIMUM LEASE PAYMENTS         $ 154,968
                                                    =========

         Rent expense included in the financial statements for the year ended September 30, 1998 totaled $83,347.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 12 - COMMITMENTS AND CONTINGENCIES (continued)

         b) The Company has pledged 100% of the shares of Oil Seeps, Inc., a wholly owned subsidiary, as collateral for a $250,000 promissory note due on January 15, 1999. (See Note 6(c)).

         c) The note payable to Benchmark described in Note 6(e) is collateralized by all fixed, real, tangible and intangible assets owned by the Company. The collateral was released upon repayment of the note on October 7, 1998.

         d) A claim had been filed against ORS by a former employee. The employee had demanded $75,000 in exchange for a full and final release. The claim has been settled for $20,000 through mediation in December 1998. The settlement amount has been accrued in the financial statements.

         e) The Company has an option to acquire Rife Oil Properties, Inc., a principal stockholder of the Company, for 3,000,000 shares of Company Common Stock. The option expires on August 31, 1999.

         f) The Company has entered into discussions to acquire certain assets of Power Exploration Company, Inc., a company owned by certain officers and directors of the Company, for 2,000,000 shares of common stock. These shares are being held in trust pending finalization of any acquisition and are not included in shares issued or outstanding as of September 30, 1998.

NOTE 13 - SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES

         During the year ended September 30, 1998:

         a) A note payable plus accrued interest was satisfied through the issuance of 1,000,000 shares of common stock. Principal and interest converted totaled $1,343,381.

         b) Common stock totalling 1,239,372 shares was issued on conversion of $783,000 of debentures, plus accrued interest.

         c) Common stock warrants valued at $382,335 were issued in connection with the placement of various debt agreements.

         d) Common stock warrants valued at $82,820 were issued in connection with various consulting agreements.

         e) Common stock warrants valued at $55,200 were issued as payment of interest on a note.

         f) Common stock totalling 1,100,000 shares valued at $687,500 was issued as payment for services.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 13 - SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES (continued)

         During the year ended September 30, 1997:

         g) Oil and gas properties valued at $5,050,000 were acquired in exchange for common stock and debt.

         h) Subsidiaries were acquired in exchange for common stock valued at $1,530,000.

         i) Common stock totaling 434,702 shares was issued in conversion of $467,000 of debentures.

NOTE 14 - GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming the company will continue as a going concern. As of September 30, 1998, the Company has a working capital deficit of $1,002,390 and an accumulated deficit of $4,671,079. Based upon the Company's plan of operation, the Company estimates that existing resources, together with funds generated from operations will not be sufficient to fund the Company's working capital. The Company is actively seeking additional equity financing. There can be no assurances that sufficient financing will be available on terms acceptable to the Company or at all. If the Company is unable to obtain such financing, the Company will be forced to scale back operations which would have an adverse effect on the Company's financial condition and results of operation.

NOTE 15 - SUBSEQUENT EVENTS

         Subsequent to September 30, 1998, the Company

         a) Repaid the Bank of Commerce Note. (See Note 6(b)).

         b) Satisfied the Benchmark note through issuance of 500,000 shares of Common Stock. (See Notes 6(e), 10(f) and 12(c)).

         c) Satisfied the Debenture described in Note 7(b) through the issuance of 650,000 shares of Common Stock.

         d) Received $250,000 pursuant to a promissory note with Trident III, LLC, due on April 20, 1999. The note bears interest at 10% per annum. The Company has also issued 100,000 shares of Common Stock to Trident III.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 15 - SUBSEQUENT EVENTS (continued)

         e) Purchased various oil, gas and/or mineral leases located in East Texas along with 3-D Seismic Data. The purchase price was $350,000, paid $50,000 in cash and $300,000 with a promissory note bearing interest at 6% per annum and due on January 31, 1999. The note is collateralized by all properties and data acquired through this purchase.

         f) The Company defaulted on the note described in 15(e) above. Pursuant to the default, the Company relinguished the assets and the seller retained the $50,000 down payment.

         g) Issued 71,429 shares of common stock for services rendered.

         h) Issued 1,400,000 shares of common stock for services to be provided in connection with the promotion of the Company and to provide expertise in future financing efforts.

         i) Issued 400,000 shares of common stock for consulting services.

         j) Issued 100,000 warrants to purchase common stock at $1.00 per share for consulting services.

         k) Issued 358,840 shares of common stock in a cashless conversion of 725,000 warrants.

         l) Received back a total of 430,000 shares of common stock which had been issued in connection with consulting agreements in settlement of disputes concerning performance under these agreements.

         m) Issued 400,000 shares of common stock for services to be provided in connection with the promotion of the Company and to provide expertise in future financing efforts.

         n) Issued a total of 183,324 shares of common stock in payment of legal services.

         o) Extended the note described in 15(d) to September 30, 1999 and agreed to issue 260,000 shares of common stock in consideration of the extension. The Company agreed that if the Note was not paid on or before September 30, 1999, than it will issue 50,000 shares per day that the note is outstanding subsequent to September 30, 1999. The note was further extended to October 30, 1999 and the provision was added that if payment of outstanding principal and interest was made by that date, the lender would not seek to receive the 50,000 shares per day due under the previous extension. If payment was not made on or before October 30, then the full 50,000 shares per day from October 1, 1999 would be due. This note remains outstanding; no payments were made on or before October 30, 1999.

         p) Issued 400,000 shares of common stock in payment of consulting services.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 15 - SUBSEQUENT EVENTS (continued)

         q) Effected, on October 19, 1999 a 1 for 100 reverse split of its common stock.

         r) Entered into an agreement with Rife Oil Properties, Inc. to acquire certain oil properties and leases from Rife in exchange for 8,000,000 post reverse split shares of common stock and to retire certain debt owed to Rife aggregating approximately $950,000 in exchange for 1,000,000 shares of post reverse split common stock.

         s) Entered into two advisory agreements covering financial and investment services to be provided to the Company on a best efforts basis. The agreements provide for the Company to issue an aggregate of 1,500,000 shares of post reverse split common stock plus options to purchase an aggregate of 1,500,000 shares of post reverse split common stock at an exercise price of $0.66667 per share for a period of one year, the term of the agreements.

         t) Did not pay the settlement described in Note 12(d). A suit is pending for breach of contract against the Company.

         u) Has had a suit filed against it alleging breach of contract and seeking damage of approximately $120,000. The case is in the discovery phase. At this time, no evaluation can be made as to the outcome. The Company is vigorously contesting any liability for breach of the alleged contract.

NOTE 16 - SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

         The following supplemental unaudited information regarding the Company's oil and gas activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69.

                                                               SEPTEMBER 30,
                                                            1998         1997
                                                         ---------     --------
         Capitalized Costs Relating to Oil and Gas
         Producing Activities at September 30,
         Unproved Oil and Gas Properties               $ 1,312,505  $ 1,510,871
         Proved Oil and Gas Properties                   5,396,496    5,050,000
                                                       -----------  -----------
                                                         6,709,001    6,560,871
         Less: Accumulated Amortization and Impairment     (95,220)        (826)
                                                       -----------  -----------
                  Net Capitalized Costs                $ 6,703,781  $ 6,560,045
                                                       ===========  ===========

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 16 - SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS
               (UNAUDITED) (continued)

                                                                          SEPTEMBER 30,
                                                                     1998                1997
                                                                 ---------------    ---------------
Costs Incurred in Oil and Gas Producing Activities
 for the Years Ending September 30,
         Property Acquisition Costs:
              Proved                                            $   235,625          $ 5,050,000
              Unproved                                                  -              1,510,871
              Exploration Costs                                     112,505                5,496
                                                                ------------         -------------
                                                                $   348,130          $ 6,566,367
                                                                ===========          =============
Results of Operations for Oil and Gas Producing
 Activities for the Years Ended September 30,

         Oil and Gas Sales                                     $     47,138          $    22,714
         Production (Lifting) Costs                                (230,581)              53,346
         Amortization Expenses                                       (4,394)                (826)
                                                                ------------         -------------
                                                                   (187,837)             (31,458)
INCOME TAX EXPENSE                                                     -                    -
                                                                ------------         -------------
         Results of Operations for Oil and Gas Producing
          Activities (excluding corporate overhead and
         Financing Costs)                                       $  (187,837)         $   (31,458)
                                                                ============        ==============


          RESERVE INFORMATION AND RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

         The following supplemental unaudited presentation of proved and proved developed reserve quantities and related standardized measure of discounted future net cash flow provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates. These estimates are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates are expected as future information becomes available. All of the Company's reserves are located in the United States.

         Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainly to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 16 - SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS
               (UNAUDITED) (continued)

         The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.


                                                                                   Oil                       Oil
                                                                                ( mbbls  )              (   mbbls   )
                                                                              ------------              -------------
                                                                                  1998                      1997
                                                                                  ----                      ----

         Proved Developed and Undeveloped Reserves:
                  Beginning of Year                                              22,528.5                   -
                  Purchases of Minerals in Place                                    -                    22,529.8
                  Revisions of Previous Estimates                                  (779.9)
                  Production                                                         (4.1)                   (1.3)
                                                                              -------------            -------------
                  End of Year                                                    21,744.5                22,528.5
                                                                              =============            =============

         Proved Developed Reserves:
                  End of Year                                                     3,785.0                 4,568.6
                                                                              =============            =============

         Standardized Measure of Discounted Future
           Net Cash Flows at September 30,:

                  Future Cash Inflows                                        $ 315,295,000            $ 405,515,000
                  Future Production Costs                                     (171,519,000)            (189,256,000)
                  Future Development Costs                                     (18,135,000)             (18,135,000)
                  Future Income Tax Expenses                                   (49,693,000)             (78,686,000)
                                                                             ---------------           -------------
                  Future Net Cash Flows                                        (75,948,000)             119,438,000
                  10% Annual Discount for Estimated Timing
                    Of Cash Flows                                               37,063,000               55,703,000
                                                                             ---------------           ------------
                  Standardized Measure of Discounted Future
                    Net Cash Flows Relating to Proved Oil and
                    Gas Reserves                                              $ 38,885,000             $ 63,735,000
                                                                             ===============           ============

                    POWER EXPLORATION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998


NOTE 16 - SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS
               (UNAUDITED) (continued)

         The following reconciles the change in the standardized measure of discounted future net cash flows from proved reserves during the years ended September 30,:

                                                                            1998                 1997
                                                                            ----                 ----
         Beginning of Year                                             $ 63,735,243       $           -
                  Revenue from oil and gas production, net
                      Of production costs                                   187,837               31,458
                  Net changes in prices and production and
                      Development costs                                 (36,097,791)                   -
                  Revisions of previous quantity estimates             (  2,395,456)                   -
                  Purchases of minerals in place                              -              105,285,699
                  Net change in income taxes                             16,566,826          (41,550,456)
                  OTHER                                                   3,111,655              (31,458)
                                                                       -------------         -------------
         END OF YEAR                                                   $ 38,885,005       $   63,735,243
                                                                        ============        ==============